Consent of Independent Auditors

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-207440 on Form F-3 of our report dated May 15, 2015, relating to the financial statements of Pebble Limited Partnership (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in the Annual Report on Form 20-F of Northern Dynasty Minerals Ltd. for the year ended December 31, 2014 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
November 10, 2015
Portland, Oregon